Exhibit 3.451

State of Delaware Secretary of State Division of Corporations Delivered 05:18 PM 02/06/2012 FILED 04:53 PM 02/06/2012 SRV 120128436 - 5105758 FILE

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE NORTHEAST LLC

This Certificate of Formation of Time Warner Cable Northeast LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Northeast LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 6th day of February, 2012.

/s/ Riina Tohvert
Riina Tohvert, Authorized Person